Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Nos. 333-34370, 333-40910, 333-47126, 333-56480, 333-72568, 333-72574, and 333-75608 on Form S-8 and Nos. 333-75614, 333-76672, and 333-84738 on Form S-3 of Palm, Inc. of our report dated June 21, 2002, appearing in this Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2002.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
July 26, 2002